Exhibit 99.1

News Announcement

CONTACT:
Star Gas Partners	Robert Rinderman, Steven Hecht
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS PARTNERS, L.P. ANNOUNCES RESULTS OF DERIVATIVES

ACCOUNTING REVIEW UNDER SFAS 133 AND RESTATEMENT OF FINANCIAL

STATEMENTS

- Restatement to Have No Impact on Partnership’s Liquidity or Cash Flows -

STAMFORD, CT (December 28, 2006) — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU) today announced that as a result of the previously announced assessment of its accounting treatment and disclosures relating to certain derivative transactions under SFAS 133, it will be necessary to amend and restate the Partnership’s financial statements for each of the fiscal years ended September 30, 2004 and 2005 as well as the Partnership’s quarterly reports for the periods ended June 30, 2006, March 31, 2006 and December 31, 2005 and selected financial data for each of the fiscal years 2001 through 2005. The Partnership will also be revising its unaudited results for the fourth quarter and fiscal year ended September 30, 2006, which were previously announced on December 15, 2006. Management estimates that the adjustments will net out to a cumulative total of $ 0.2 million impact on income (loss) from continuing operations for fiscal years 2004 through 2007, although there will be very substantial inter-period adjustments, which are discussed below.

On December 13, 2006, one day before the planned filing of the Partnership’s 10-K, the Partnership’s external auditors, KPMG, made the Partnership aware of a speech given by an SEC professional accounting fellow on December 11, 2006 relating to SFAS 133. After reviewing the speech, the Partnership conducted an extensive review of its accounting for derivative transactions under SFAS 133 to determine whether the Partnership’s documentation for certain derivative transactions met the strict requirements of SFAS 133 to permit hedge accounting and the deferral of unrecognized non-cash gains and losses for such transactions. The documentation was consistent with the documentation previously used by the Partnership and provided to KPMG in support of hedge accounting treatment for similar transactions that had been reflected in prior period financial statements. However, SFAS 133 is a very complex and highly technical standard, which has been the subject of an evolving interpretation by the accounting community. After further review by the Partnership, the Audit Committee and the Board of Directors, the Partnership has determined that its accounting for derivative transactions did not comply with the technical requirements of SFAS 133 to qualify for hedge accounting. As a result, it will be necessary to restate the Partnership’s financial statements. The Audit Committee has discussed this matter with KPMG, who served as the Partnership’s external auditors for all affected periods, in reaching the conclusion to restate the financial statements.

No Impact on Liquidity or Cash Flows

The restatement does not impact the economics of the hedge transactions nor does it affect the Partnership’s liquidity, cash flow from operating activities in any historical or future period, or the amount of available cash to pay distributions as defined in the Partnership agreement in any historical or future period. The hedges were primarily entered into in order to mitigate the Partnership’s exposure to market risk associated with the purchase of home heating oil for its price-protected customers.

Paul Vermylen, Chairman of Star Gas Partners stated, “The Partnership implemented hedge accounting pursuant to SFAS 133 in good faith over six years ago with the advice of our outside auditors. The benefit of hedge accounting is that it allowed the Partnership to match the recognition of gains and losses on derivative instruments with the settlement of the underlying hedged transactions. The Partnership believes that hedge accounting better reflects the true economic impact of these transactions on its financial statements. While we are disappointed about the need to discontinue hedge accounting for the periods in question and the resulting need for restatements of certain historic reported financial results that will delay the filing of Star’s Form 10-K for fiscal 2006, we want to reiterate that nothing in the economics of our day-to-day operations, or Star’s liquidity and cash flows, has been impacted as a result of this change. We remain committed to the operational turnaround taking place following our successful recapitalization in April 2006.”

Accounting Treatment

The primary effect of a change in the designation of the derivative instruments will be the inclusion of any increases or decreases in fair value of the derivative instruments in the calculation of the

Partnership’s net income for the period in which the increases or decreases in fair value occur. Under the previous accounting treatment used by the Partnership, increases and decreases in the fair value of derivative instruments were initially recorded in Accumulated Other Comprehensive Income (AOCI) and did not increase or decrease net income for the reporting period. While the impact of the change in any reporting period can be significant, the overall impact on operating income, net income and EBITDA (earnings before interest taxes depreciation and amortization) over the life of each derivative instrument will be the same. Under either accounting treatment, cash and cash flow from operating activities will be the same in any accounting period. By recognizing increases and decreases in the fair value of derivative instruments in the current period, rather than when the hedge expires and the underlying transaction is completed, the restatement will result in inter-period changes to previously reported AOCI, cost of product and measures of profitability such as operating income, income from continuing operations, net income and EBITDA. As a result, the Partnership will recognize any changes in the fair value of these derivative instruments in an accounting period earlier than that in which the ultimate purchase of home heating oil occurs. To allow investors to better understand the Partnership’s results, Star intends to provide in future earnings releases and filings the impact to net income of recognizing any increases or decreases in fair value of derivative instruments that are not designated as hedge transactions pursuant to SFAS 133.

Management estimates that the restatement will increase reported net income from continuing operations by approximately $ 27.5 million in fiscal 2004, reduce the Partnership’s reported net loss from continuing operations in fiscal 2005 by approximately $6.1 million and decrease reported net income from continuing operations in fiscal 2006 by approximately $52.0 million. In addition, the Partnership estimates that net income for fiscal 2007 will be increased by approximately $ 18.5 million related to unrealized losses that were previously included in AOCI as of September 30, 2006 and were expected to be realized in 2007 when the forecasted transaction impacted earnings in accordance with SFAS 133. However, as a result of not qualifying for hedge accounting, the $ 18.5 million has been recognized in net income and included in the adjustment of $ 52.0 million for the year ended September 30, 2006. Management estimates that these adjustments net out to a cumulative total of $0.2 million impact on income (loss) from continuing operations for fiscal years 2004 through 2007. The completion of the restatement and KPMG’s audit of the Partnership’s restated financial statements may result in other changes to the Partnership’s fiscal 2006 and prior period financial results in addition to those discussed above.

Form 10-K to be filed Reflecting the Restatement Under GAAP

In light of the restatement, readers should no longer rely on the Partnership’s previously filed financial statements and other financial information for each of the fiscal years ended September 30, 2004, 2005, and the quarterly reports for the periods ended June 30, 2006, March 31, 2006 and December 31, 2005 as well as selected financial data for each of the fiscal years 2001 through 2005 as being in compliance with Generally Accepted Accounting Principles (“GAAP”). Readers should also no longer rely on the Partnership’s previously announced unaudited results for the fourth quarter and fiscal year ended September 30, 2006 as being in compliance with GAAP. In addition, readers should no longer rely on Management’s Report on Internal Control over Financial Reporting for fiscal 2005.

The Partnership intends to complete the restatement of its financial statements as expeditiously as possible, but cannot predict when the audit of the restated financial statements by KPMG will be completed or when the Partnership’s fiscal 2006 Form 10-K will be filed. The Partnership is considering the practical difficulties of meeting the documentation requirements of hedge accounting and has made no decision as to whether or not it will adopt hedge accounting in the future.

About Star Gas Partners

Star Gas Partners, L.P., is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to effect strategic acquisitions or redeploy assets, the impact of litigation, the continuing impact of the business process redesign project and our ability to address issues related to that project, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental, health and safety regulations, customer creditworthiness, and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K/A for the year ended September 30, 2005 and the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.